UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2015

HKN, INC.

(Exact Name of registrant as specified in its charter)

Delaware	1-10262	95-2841597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 State Street, Suite 200 Southlake, Texas		76092
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (817) 424-2424

Former Name or Former Address, if Changed Since Last Report:  Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

We have previously disclosed the 2011 sale by our subsidiary XPLOR Energy SPV-1, Inc. (“XPLOR”) of its oil and gas production assets and related operations at its Main Pass 35 field, the alleged defects in the salt water disposal system at Main Pass resulting in a salt water spill in the Gulf of Mexico, the criminal investigation by the U.S. Environmental Protection Agency of such salt water spill, the Bill of Information filed by the U. S. Attorney’s Office in New Orleans, Louisiana, and the plea agreement with the U.S Attorney’s office with regard to resolving the one-count Bill of Information.

On March 4, 2015, U.S. District Court for the Eastern District of Louisiana held the sentencing hearing for this matter and accepted the plea agreement pursuant to which XPLOR pled guilty to one felony count of a knowing violation of the Clean Water Act, Title 33, United States Code, Section 1319(c)(2)(A). Upon acceptance of the plea, XPLOR was sentenced, as set forth in the plea agreement, to a total criminal penalty of $3.1 million and three years of probation. Of the $3.1 million penalty, the Court sentenced XPLOR to pay $600 thousand of that penalty as an organizational community service payment to the Louisiana Department of Environmental Quality. The Court sentenced XPLOR to pay the penalty as follows: the community service payment of $600 thousand was to be paid in full on the day of sentencing, and the remaining fine of $2.5 million is to be paid to the United States Treasury in installments, with the first installment of $175 thousand paid at sentencing and the remaining installments of $775 thousand are to be paid every 90 days thereafter. XPLOR arranged for payment of its first installment of $775 thousand at the sentencing hearing. In exchange for the guilty plea, the Government agreed to not bring any further charges to XPLOR or any other individuals arising from conduct that was revealed during the investigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2015		HKN, Inc.

	By:	/s/ Sarah B. Gasch
Sarah B. Gasch
Executive Vice President and Chief Operating Officer

2